[Wardrop Letterhead]

Date: September 28, 2006

Consents of Andy Nichols P. Eng, of Wardrop Engineering, Mosher, P. Geo., of Wardrop Engineering, for themselves and Wardrop

We refer to Amendment No. 2 to the registration statement on Form F-4 (the Form “F-4”) dated as of today relating to the proposed merger of Continental Minerals Corporation with Great China Mining, Inc.

We hereby consent to the inclusion the Form F-4 of excerpts and summaries of our resource estimations and other technical information and professional opinions drawn from the “Technical Report on the Resource Audit of the Xietongmen Project, Tibet, People’s Republic of China”, dated March 26, 2006 (the “Report”) which we authored. We confirm that we have read the Form F-4 and that we have no reason to believe that there are any misrepresentations in the information contained in the Form F-4 that is derived from the Report or within our knowledge as a result of the services that we performed to write the Report.

We hereby consent to the reference to ourselves under the headings “Experts” and “Resource Estimates” in the Form F-4. In addition, Wardrop Engineering consents to the references to Wardrop Engineering Inc. under the headings “Mine Planning” and “Resources Estimates” in the Form F-4.

/s/ Andy Nichols
Andy Nichols, P. Eng, personally and for
WARDROP ENGINEERING INC.

/s/ Andy Nichols on behalf of Greg Mosher
Greg Mosher, P. Geo, personally and for
WARDROP ENGINEERING INC.